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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          INTERNET CAPITAL GROUP, INC.

                  Internet Capital Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

                  FIRST: At a meeting held on March 3, 2000 the Board of Directors adopted a resolution setting forth a proposed amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock by 1,700,000,000 shares to an aggregate of 2,000,000,000 shares. The resolution declares advisability of the proposed amendment and directs that the proposed amendment be considered at the annual meeting of shareholders. The proposed amendment deletes the first paragraph of Article Four of the Restated Certificate of Incorporation and replaces it in its entirety with the following:

                  4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is 2,010,000,000 shares, divided into two classes consisting of 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), and 2,000,000,000 shares of Common Stock, par value $.001 per share ("Common Stock").

                  SECOND: That thereafter, pursuant to the resolution of the board of directors, the proposed amendment was approved by a majority of stockholders of the Company at an annual meeting held on May 31, 2000.

                  THIRD: That said amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

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                  IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Henry N. Nassau, its Managing Director, General Counsel and Secretary, this 9th day of June, 2000.

                                    By: /s/ Henry N. Nassau
                                        -------------------
                                        Name: Henry N. Nassau
                                        Title: Managing Director, General
                                               Counsel and Secretary